EXHIBIT 10.1

August 20, 2026

Matthew Murphy

Chief Accounting Officer

Dear Matt,

We are pleased to outline the terms of your combined role as Chief Accounting Officer and Interim Chief Financial Officer & Interim Treasurer of The Boston Beer Company, Inc. (the “Company”). The compensation elements described below recognize the additional responsibilities associated with the interim roles and remain subject to approval by the Compensation Committee. Except as noted below, your benefit eligibility will remain unchanged from your current role as Chief Accounting Officer.

Subject to the foregoing, the offer is as follows:

Title: Chief Accounting Officer, Interim Chief Financial Officer & Interim Treasurer, reporting to Phil Hodges, COO.

Duties and Authority: You will continue to perform the duties of Chief Accounting Officer and will also perform the duties customarily associated with the roles of Interim Chief Financial Officer and Interim Treasurer, subject to Company policies, applicable delegations of authority, and direction from the Company’s leadership, Board of Directors, and applicable Board committees.

Anticipated Start Date: September 15, 2026

Your interim appointment does not guarantee appointment to the permanent Chief Financial Officer or Treasurer role.

Transition and Succession Planning: If you are not appointed as the Company’s permanent Chief Financial Officer & Treasurer and you elect to retire or otherwise leave the Company, you agree to support an orderly transition of duties to the new Chief Financial Officer & Treasurer. In addition, before any such retirement or departure, you will have identified and prepared a ready-now successor for the Chief Accounting Officer position, subject to the Company’s review and approval.

Base Salary: US $416,000.00, annually, paid bi-weekly in accordance with the Company’s regular payroll schedule, less all applicable federal, state, and local taxes and other authorized payroll withholdings.

Bonus Potential: You will be eligible for a discretionary cash bonus with a target of 50% of base salary earned during the calendar year, with funding results applied to the Extended Leadership Team bonus scale of 0% to 250%. Actual payout may be higher or lower based

EXHIBIT 10.1

on Company and/or individual performance. To be eligible for a bonus payment, you must be employed on the last business day of the bonus year, typically on or about December 31. Bonuses for all executive officers are subject to Compensation Committee approval.

Interim CFO Transition Bonus: In recognition of the significant additional responsibilities associated with serving as Interim Chief Financial Officer & Interim Treasurer, you will be eligible for an Interim CFO Transition Bonus of up to $700,000, in addition to your current base salary, annual incentive opportunity, and other compensation and benefits.

If you continue to serve as Interim Chief Financial Officer & Interim Treasurer through March 1, 2028, the Transition Bonus will be payable in four installments: $117,000 on December 31, 2026; $116,000 on March 1, 2027; $234,000 on September 1, 2027; and $233,000 on March 1, 2028, for a total of $700,000. Except as provided below, you must remain actively employed by the Company through the applicable payment date to earn and receive each installment.

If the Company hires another individual to serve as Chief Financial Officer & Treasurer before March 1, 2028, you will remain eligible to receive the full $700,000 Transition Bonus. Any installments already earned and paid will be retained, and the unpaid balance will be paid in a lump sum on the new Chief Financial Officer’s start date. For example, if a new Chief Financial Officer is hired on or before March 1, 2027, you will receive $117,000 on December 31, 2026 and the remaining $583,000 upon such hire; if hired after March 1, 2027 but before September 1, 2027, you will receive $117,000 on December 31, 2026, $116,000 on March 1, 2027, and the remaining $467,000 upon such hire; and if hired after September 1, 2027 but before March 1, 2028, you will receive the first three installments and the remaining $233,000 upon such hire.

If you are appointed as the Company’s permanent Chief Financial Officer & Treasurer before March 1, 2028, the Interim CFO Transition Bonus arrangement will terminate as of your appointment date. You will retain any installments earned and paid before that date, but no additional amounts will be payable under this program. Accordingly, if you are appointed on or before March 1, 2027, you will receive a total of $117,000; if appointed after March 1, 2027 but before September 1, 2027, you will receive a total of $233,000; and if appointed after September 1, 2027 but before March 1, 2028, you will receive a total of $467,000.

The Company acknowledges that appointment to the permanent Chief Financial Officer & Treasurer role would constitute a promotion, with compensation to be addressed separately by the Compensation Committee and Board of Directors at the time of appointment.

Taxes and Withholding: All compensation, bonuses, transition bonus payments, equity awards, and benefits described in this letter are subject to applicable federal, state, and local taxes, withholdings, and other required or authorized deductions.

Long-Term Equity Program: In this position you will be eligible to receive annual equity awards through the Boston Beer Company’s Long-Team Equity (LTE) program. While equity

EXHIBIT 10.1

is not guaranteed, the target annual value of your award is $250,000. The value of any annual equity award may be higher or lower based on Company and/or individual performance and remains subject to Compensation Committee approval. All equity awards are governed by the Company’s EEIP.

Equity Award Terms: Any equity awards remain subject to approval by the Compensation Committee and will be governed by the Company’s EEIP, the applicable award agreement, and related plan documents, which will control in the event of any conflict with this letter.

Benefits and Other Allowances: You will continue to receive the same benefits as available in your current role.

Entire Agreement and Controlling Documents: This letter summarizes the terms of your interim appointment and related compensation arrangements. To the extent applicable, Company plans, policies, award agreements, and governing plan documents will control the administration, interpretation, payment, vesting, and forfeiture of any compensation or benefits described in this letter.

At Will Employment: Your employment is, and will remain, at will, meaning that you or the Company may terminate your employment at any time, with or without cause, for any reason or no reason. By accepting this offer, you confirm that you understand your at-will status.

Please indicate your acceptance by e-signing this offer via DocuSign.

Cheers!

/s/ Phil Hodges

Phil Hodges

/s/ Matthew Murphy August 20, 2026

Matthew Murphy Date